Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements listed below of American Campus Communities, Inc. and Subsidiaries and in the related Prospectuses of our reports dated February 29, 2016, with respect to the consolidated financial statements of American Campus Communities, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of American Campus Communities, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

Form S-3 No. 333-204364
Form S-3 No. 333-181102
Form S-3 No. 333-157979
Form S-3 No. 333-140426
Form S-3 No. 333-130830
Form S-3 No. 333-129131
Form S-8 No. 333-166882
Form S-8 No. 333-118275
Form S-4 No. 333-150059

/s/ Ernst & Young LLP
Austin, Texas
February 29, 2016